EXHIBIT 99.1

NEWS

2550 North Loop West, Suite 400

Houston, TX 77092

(713) 861-2500

For Immediate Release

Goodman Files 2006 10-K and Revises Results for Interim Periods

HOUSTON (March 30, 2007) — Goodman Global, Inc. (NYSE: GGL), together with its wholly- owned subsidiary, Goodman Global Holdings, Inc., today announced it has filed its 2006 annual report on Form 10-K, which included restated results for the second, third and fourth quarters. The restatements had no impact on the previously released net income for the year ended Dec. 31, 2006 and are solely related to the allocation of derivative costs among quarters. In addition, the Company announced it intends to amend and restate its 2006 quarterly reports on Form 10-Q for the second and third quarters. The restatements are the result of a reassessment of the accounting for some commodity derivative contracts which were deemed to not qualify for hedge accounting under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedge Activities” (SFAS No. 133).

The effect of the change in accounting for some derivative contracts is to accelerate into the second quarter the impact of a decline in fair value at June 30, 2006 that previously had been recognized in third and fourth quarter net income. The cumulative effects of the restatements have no impact on the previously released net sales, net income, earnings per share, EBITDA or net cash provided by operations for the year ended Dec. 31, 2006. In addition, the quarterly restatements do not change the previously reported net sales or net cash provided by (used in) operations for any of the quarters of 2006. The effect of the change in accounting is to reduce second quarter net income and earnings per share by $4.3 million and $0.06, respectively; increase third quarter net income and earnings per share by $1.6 million and $0.02, respectively; and increase fourth quarter net income and earnings per share by $2.7 million and $0.04, respectively. (See section entitled “Non-GAAP Financial Measures” for definitions of EBITDA.)

The change in the accounting for the 2006 derivative contracts does not impact the Company’s previously communicated 2007 Outlook for EBITDA and earnings per share.

Background

The Company uses derivatives to limit market risk associated with prices of commodities, primarily aluminum and copper. The Company seeks to manage the risk of commodity price movements with derivative contracts to enhance its competitiveness.

During the second quarter 2006, Goodman entered into derivative contracts to secure its purchase of aluminum and copper at prices within a predetermined range. The Company

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GOODMAN FILES 2006 10-K

March 30, 2007

implemented hedge accounting for those contracts, and Goodman management, in consultation with the Company’s outside auditors, determined that accounting for its derivatives contracts as effective cash flow hedges was appropriate. After a recent review it was determined that the technical test of effectiveness for treatment as cash flow hedges did not satisfy the requirements of SFAS No. 133 for some of the contracts. This reassessment has resulted in the need to restate the financial results for the second, third and fourth quarters of 2006. Management does not believe that these restatements reflect any underlying change in the expected economic performance of the Company.

About Goodman

Houston-based Goodman Global, Inc. is the second-largest domestic unit manufacturer of heating, ventilation and air conditioning products for residential and light-commercial use. Goodman’s products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names, and are sold through company-operated and independent distribution networks with more than 800 total distribution points throughout North America. For more information about Goodman, visit www.goodmanglobal.com.

Amana® is a trademark of Maytag Corporation and is used under license to Goodman Company, L.P. All rights reserved.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Goodman to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Forward looking statements also include statements about the following subjects: changes in weather patterns and seasonal fluctuations; changes to the 13 SEER federally mandated minimum efficiency standard; the maturation of Goodman’s new company-operated distribution centers; increased competition and technological changes and advances; increases in the cost of raw materials and components; Goodman’s relations with its independent distributors; and damage or injury caused by Goodman’s products. Goodman undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the impact of general economic conditions in the regions in which Goodman does business; general industry conditions, including competition and product, raw material and energy prices; the realization of expected tax benefits; changes in exchange rates and currency values; capital expenditure requirements; access to capital markets and the risks and uncertainties described under “Risk factors” contained in Goodman’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GOODMAN FILES 2006 10-K

March 30, 2007

Non-GAAP Financial Measures

In addition to reporting financial results that are determined in accordance with GAAP, Goodman also reports EBITDA, a non-GAAP measure. Management believes that the presentation of EBITDA enables investors to better understand the Company’s underlying operational and financial performance. EBITDA should be considered in addition to, not as a substitute for, GAAP measures. It should not be considered as an alternative to operating income, net income or earnings per share, determined in accordance with GAAP; as an indicator of Goodman’s operating performance; as an alternative to cash flows from operating activities, determined in accordance with GAAP; or as a measure of liquidity.

EBITDA is commonly used in the financial community, and Goodman uses EBITDA, as one criterion for evaluating performance relative to that of similar companies. The Company’s credit agreement and bond indentures have certain covenants that use ratios utilizing a measure called adjusted EBITDA. In addition, EBITDA may be used to determine incentive compensation for employees.

Goodman believes that EBITDA is an operating performance measure, not a liquidity measure, and that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, and Goodman’s EBITDA may not be comparable to similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA is net income. EBITDA, or earnings before interest, taxes, and depreciation and amortization, is calculated as net income plus interest, taxes, depreciation and amortization.

Investor Relations Contact:

Richard Bajenski

Vice President, Investor Relations

(713) 263-5059

richard.bajenski@goodmanmfg.com

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